Exhibit 21.1

Subsidiaries of Aebi Schmidt Holding AG(1)(2)

Name	Jurisdiction of Incorporation or Organization
Aebi Schmidt Austria GmbH	Austria
Aebi Schmidt Iberica S.A.	Spain
Aebi Schmidt International AG	Switzerland
Aebi Schmidt Norge AS	Norway
Aebi Schmidt Danmark A/S	Denmark
Aebi Schmidt Italia S.r.l.	Italy
Aebi Schmidt Sweden AB	Sweden
Aebi Schmidt UK Ltd.	UK
ASH Trading & Services Co., Ltd.	China
Aebi Schmidt Holding Canada Inc.	Canada
Aebi Schmidt Canada Inc.	Canada
Aebi Schmidt Deutschland GmbH	Germany
LADOG – Fahrzeugbau- und Vertriebs-GmbH	Germany
Aebi Schmidt Nederland BV	Netherlands
Aebi & Co. AG Maschinenfabrik	Switzerland
Aebi Schmidt Polska Sp.z.o.o.	Poland
Arctic Machine Oy	Finland
ASH North America, Inc.	Delaware, USA
Meyer Products LLC	Ohio, USA
Swenson Spreader LLC	Ohio, USA
M-B Companies, Inc.	Wisconsin, USA
Monroe Inc.	Delaware, USA
Monroe Truck Equipment, Inc.	Wisconsin, USA
Autotech, Inc.	North Carolina, USA
Carolina Custom Center, Inc.	North Carolina, USA
Monroe Towmaster LLC	Delaware, USA
ASH US Group, LLC	Delaware, USA
The Shyft Group, Inc.	Michigan, USA
The Shyft Group USA, Inc.	South Dakota, USA
The Shyft Group Services, LLC	Indiana, USA
The Shyft Group Upfit Services, Inc.	Michigan, USA
Royal Truck Body LLC	California, USA
The Shyft Group DuraMag LLC	Michigan, USA
The Shyft Group EV Solutions, LLC	Michigan, USA
The Shyft Group EV Solutions Canada Inc.	Ontario, Canada
Independent Truck Upfitters, LLC	Delaware, USA
Lighting Wireless Solutions, LLC	Florida, USA

(1) Includes all “significant subsidiaries” as defined in Rule 1-02(w) of Regulation S-X, and other subsidiaries as determined by Aebi Schmidt’s management.
(2) Certain companies may also use trade names or other assumed names in the conduct of their business.